Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements of Leap Therapeutics, Inc. on Form S-3 (No. 333-221968 and 333-223419) and Form S-8 (No. 333-215787, 333-223707 and 333-232066) of our report dated March 12, 2021, on our audits of the consolidated financial statements as of December 31, 2020 and 2019 and for each of the years then ended, which report is included in this Annual Report on Form 10-K to be filed on or about March 12, 2021.
/s/ EisnerAmper LLP
EISNERAMPER LLP
Philadelphia, Pennsylvania
March 12, 2021